EXHIBIT 99

FOR IMMEDIATE RELEASE Thursday July 17, 2008	CONTACT: John A. Ustaszewski Chief Financial Officer (740) 657-7000
DCB FINANCIAL CORP ANNOUNCES
INCREASED SECOND QUARTER 2008 EARNINGS AND
DECLARES DIVIDEND
LEWIS CENTER, Ohio, July 17 — DCB Financial Corp, (OTC Bulletin Board DCBF) announced net income of $1.22 million, or $0.33 per basic and diluted share for the three months ended June 30, 2008, compared to $1.20 million, or $0.32 per basic and diluted share for the same period in 2007, an increase of 3.1%. Return on assets for the second quarter 2008 was 0.69%, while return on equity was 8.51%. The Corporation also reported net income of $2.52 million, or $0.68 per basic and diluted share for the six months ended June 30, 2008.
The Board of Directors declared the regular quarterly dividend of $0.16 per share, payable August 15, 2008 to shareholders of record as of July 31, 2008.
President and Chief Executive Officer Jeffrey T. Benton commented, “We are pleased with the improved earnings in the second quarter. Our net interest margin improved slightly in the second quarter as funding costs declined. Credit quality was generally stable as we work hard to improve our delinquent and non-performing loans.”
Net Income
Net income for the three months ended June 30, 2008 totaled $1.22 million, compared to net income of $1.20 million for the same period in 2007. The increase in net income was primarily due to an increase in the Corporation’s net interest income, attributable to a decrease in interest expense on deposits, and a decrease in the provision for loan losses, which were partially offset by an increase in non-interest expenses and an increase in federal income taxes. The increase in non-interest expenses was generally attributed to the additional branch locations. Credit quality was generally stable.
Net Interest Income
Net interest income was $5.66 million for the three months ended June 30, 2008, compared to $5.45 million for the same period in 2007. The $213 thousand increase in the second quarter 2008 compared to 2007 was primarily attributable to a decline in interest expense, coupled somewhat with an increase in average earning assets. The increase in earning assets was primarily funded with growth in interest bearing accounts such as time deposits. The second quarter’s net interest margin increased to 3.50% on a fully tax equivalent basis, from 3.45% during the second quarter 2007. This increase is due to the Bank’s ability to re-price liabilities due to a declining interest rate cycle. The margin was negatively affected somewhat by the reversal of accrued interest from loans placed on a non-performing status. The Bank continues to rely on time deposits and money market balances as its main funding source. Funding costs may negatively impact the net interest margin in future periods if the current competitive environment remains in effect.
Noninterest Income
Total noninterest income increased $70 thousand, or 4.8%, for the three months ended June 30, 2008, compared to the same period in 2007. The Bank’s products and services generated revenues of $1.52 million for the second quarter ending June 30, 2008 compared to $1.45 million for the same period in 2007. The change in non-interest revenues from period to period is mainly attributed to increases in trust revenues, earnings on bank owned life insurance and data processing services, partially offset by losses on the disposal of other real estate owned (OREO) property. The increase in trust revenues is mainly due to the number of customers served by the Corporation. In addition, new revenue sources to enhance noninterest income are being actively pursued, while management remains vigilant to contain operating expenses in this challenging and competitive period.
Noninterest Expense
Total noninterest expense increased $437 thousand, or 9.7%, for the three months ended June 30, 2008, compared to the same period in 2007. The increase was attributable to salary and employee benefits expenses, occupancy expenses and other administrative expenses, primarily the result of planned staff additions and occupancy expense related to the Corporation’s branch expansion. In addition, the Corporation experienced an increase in consulting and professional fees primarily due to the management of OREO properties and non-performing loans.
Analysis of Selected Financial Condition (Dollars in thousands)
The Corporation’s assets totaled $712,733 at June 30, 2008, compared to $680,786 at December 31, 2007, an increase of $31,947, or 4.7%. The increase in assets was mainly attributed to investment securities growth coupled with an increase in cash and cash equivalents. Cash and cash equivalents increased $10,728, from December 31, 2007 to June 30, 2008, driven by an increase in Fed Funds sold.
Management classifies the entire securities portfolio as available for sale to provide the Corporation with the flexibility to move funds into loans as demand warrants. Total securities increased from $89,009 at December 31, 2007 to $111,185 at June 30, 2008. The mortgage-backed securities portfolio, totaling $45,100 at June 30, 2008, provides the Corporation with a constant cash flow stream from principal repayments and interest payments.
Total loans, including loans held for sale, decreased $4,021, or 0.8%, from $521,571 at December 31, 2007 to $517,550 at June 30, 2008. While business loan and commercial real estate activity remains good within the local market, the Bank has experienced a decline in loan balances due to payoffs in the commercial portfolio because of a significant reduction in investment property and indirect auto lending activities. Retail loan production including credit card and home equity loans experienced stable activity within the branch network.
Total deposits increased $37,660, or 7.4%, from $510,874 at December 31, 2007 to $548,534 at June 30, 2008. Deposit growth stems primarily from increased CDARS balances, which provide customers’ jumbo deposits increased levels of FDIC insurance coverage. The Bank had approximately $103,000 in CDARS customer deposits outstanding at June 30, 2008, primarily from public fund customers. Growth of core deposits remains difficult due to the competition’s increased new branch locations and aggressive pricing. Management intends to continue to develop new products, and to monitor the rate structure of its deposit products to encourage growth of its deposits. Noninterest-bearing deposits decreased $3,101, or 5.8%, while interest bearing deposits increased $40,761, or 8.9% during the six months ended June 30, 2008. The Corporation utilizes a variety of alternative funding sources due to competitive challenges within its primary market. Total borrowings decreased by $6,434, or 5.8%, to $103,648 during the six month periods ended June 30, 2008, compared to December 31, 2007. Typically, the Company utilizes a matched funding methodology for its borrowing and deposit activities. This is done by matching the rates, terms and expected cash flows of its loans to the various liability products. This matching principle is used to not only provide funding, but also as a means of mitigating interest rate risk associated with originating longer-term fixed-rate loans. Continued reliance on borrowings outside of normal deposit growth may increase the Corporation’s overall cost of funds.
Provision and Allowance for Loan Losses
The provision for loan losses totaled $600 for the three months ended June 30, 2008, compared to $1,069 for the same period in 2007. DCB maintains an allowance for loan losses at a level to absorb management’s estimate of probable inherent credit losses in its portfolio. The largest percentage of charge-offs during 2008 was attributed to economic conditions that primarily affected the Columbus investment properties, and to a lesser extent the Corporations commercial business portfolio. Non-accrual loans at June 30, 2008 increased to $11.832 million compared to $10.360 million at December 31, 2007. The majority of non-accrual balances are attributed to loans in the investment real estate sector that were not generating sufficient cash flow to service the debt. However, delinquent loans over thirty days from period to period decreased to 2.91% at June 30, 2008 from 3.30% at June 30, 2007, and again are mainly attributed to the real estate investment portfolio. Management will continue to focus on activities related to monitoring, collection, and workout of delinquent loans. Management also continues to monitor exposure to industry segments, and believes that the loan portfolio remains adequately diversified.
Net charge-offs for the three months ended June 30, 2008 decreased to $691, compared to $1,089 for the three months ended June 30, 2007. Annualized net charge-offs for the three months ended June 30, 2008 were 0.53% compared to 0.80% at June 30, 2007. Management will continue to monitor the credit quality of the loan portfolio and may recognize additional provisions in the future if needed in order to maintain the allowance for loan losses at an appropriate level. The balance of allowance for loan losses increased to $7,684, or 1.49% of total loans at June 30, 2008, compared to $5,324, or 0.99% of total loans at June 30, 2007.

SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 17, 2008 Press Release
DCB FINANCIAL CORP
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Cash and due from financial institutions	$22,796	$15,588
Federal funds sold	20,000	16,480

Total cash and cash equivalents	42,796	32,068
Securities available for sale	111,185	89,009
Loans held for sale	1,004	1,078
Loans	516,546	520,493
Less allowance for loan losses	(7,684)	(8,298)

Net loans	508,862	512,195
Real estate owned	3,233	1,406
Investment in FHLB stock	3,732	3,670
Premises and equipment, net	15,319	14,178
Investment in unconsolidated affiliates	1,300	1,270
Bank owned life insurance	15,293	14,963
Accrued interest receivable and other assets	10,009	10,949

Total assets	$712,733	$680,786

LIABILITIES
Deposits
Noninterest-bearing	$50,011	$53,112
Interest-bearing	498,523	457,762

Total deposits	548,534	510,874
Federal funds purchased and other short-term borrowings	15,370	16,596
Federal Home Loan Bank advances	88,278	93,486
Accrued interest payable and other liabilities	3,154	2,762

Total liabilities	655,336	623,718

SHAREHOLDERS’ EQUITY
Common stock, no par value, 7,500,000 shares authorized, 4,273,750 issued	3,780	3,780
Retained earnings	68,018	66,690
Treasury stock, at cost, 556,365 shares	(13,489)	(13,489)
Accumulated other comprehensive income (loss)	(912)	87

Total shareholders’ equity	57,397	57,068

Total liabilities and shareholders’ equity	$712,733	$680,786

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Interest and dividend income
Loans	$8,319	$9,947	$17,120	$19,998
Taxable securities	1,009	890	1,894	1,764
Tax-exempt securities	249	225	480	454
Federal funds sold and other	210	130	433	195

Total interest income	9,787	11,192	19,927	22,411

Interest expense
Deposits	3,119	4,748	6,690	9,472
Borrowings	1,007	996	2,106	2,012

Total interest expense	4,126	5,744	8,796	11,484

Net interest income	5,661	5,448	11,131	10,927

Provision for loan losses	600	1,069	1,200	1,684

Net interest income after provision for loan losses	5,061	4,379	9,931	9,243

Noninterest income
Service charges on deposit accounts	663	684	1,274	1,309
Trust department income	225	200	512	449
Net gain on sale of securities	—	—	278	—
Net loss on sale of assets	(86)	(65)	(116)	(72)
Gains on sale of loans	75	119	137	207
Treasury management fees	144	141	251	257
Data processing servicing fees	183	115	361	205
Earnings on bank owned life insurance	165	123	330	252
Other	147	129	267	318

	1,516	1,446	3,294	2,925

Noninterest expense
Salaries and other employee benefits	2,561	2,389	5,110	4,741
Occupancy and equipment	1,074	869	2,065	1,703
Professional services	250	129	409	228
Advertising	99	104	208	203
Postage, freight and courier	53	67	144	143
Supplies	81	96	151	160
State franchise taxes	122	131	191	289
Other	706	724	1,519	1,233

	4,946	4,509	9,797	8,700

Income before income taxes	1,631	1,316	3,428	3,468

Federal income tax expense	407	120	906	761

Net income	$1,224	$1,196	$2,522	$2,707

Basic and diluted earnings per common share	$0.33	$0.32	$0.68	$0.72

Dividends per share	$0.16	$0.15	$0.32	$0.29

DCB FINANCIAL CORP
Selected Key Ratios and Other Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	6/30/08	6/30/07	6/30/08	6/30/07

Key Financial Information

Net interest income	$5,661	$5,448	$11,131	$10,927

Provision for loan losses	$600	$1,069	$1,200	$1,684

Non-interest income	$1,516	$1,446	$3,294	$2,925

Non-interest expense	$4,946	$4,509	$9,797	$8,700

Net income	$1,224	$1,196	$2,522	$2,707

Loan balances (average)	$520,216	$542,943	$520,855	$547,903

Deposit balances (average)	$557,151	$514,562	$544,549	$514,033

Non-accrual loans	$11,832	$5,982	$11,832	$5,982

Loans 90 days past due and accruing	$1,096	$4,085	$1,096	$4,085

Basic earnings per common share	$0.33	$0.32	$0.68	$0.72

Diluted earnings per common share	$0.33	$0.32	$0.68	$0.72

Weighted Average Shares Outstanding (000):
Basic	3,717	3,735	3,717	3,761

Diluted	3,717	3,739	3,717	3,770

DCB FINANCIAL CORP
Selected Consolidated Financial Information
(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/08	6/30/07	6/30/08	6/30/07

Key ratios

Return on average assets	0.69%	0.70%	0.72%	0.79%

Return on average shareholders’ equity	8.51%	7.96%	8.77%	8.98%

Annualized non-interest expense to average assets	2.78%	2.63%	2.80%	2.53%

Efficiency ratio	68.9%	65.4%	67.9%	62.8%

Net interest margin (fully taxable equivalent)	3.50%	3.45%	3.49%	3.47%

Equity to assets at period end	8.05%	8.91%	8.05%	8.91%

Allowance for loan losses as a percentage of period-end loans	1.49%	0.99%	1.49%	0.99%

Total allowance for loan losses to non-accrual loans	65%	89%	65%	89%

Net charge-offs (annualized) as a percent of average loans	0.53%	0.80%	0.70%	0.66%

Non-accrual loans to total loans (net)	2.33%	1.13%	2.33%	1.13%

Delinquent loans (30+ days)	2.91%	3.30%	2.91%	3.30%

Business of DCB Financial Corp
DCB Financial Corp (the “Corporation”) is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the “Bank”) a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 19 full-service branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions; however such services are not a significant part of its current operations or revenues.
Application of Critical Accounting Policies
DCB’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.
The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation’s 2007 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.
Forward-Looking Statements
Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the “Bank”). Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.
The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.